                                CYBERONICS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               DECEMBER 29, 2000

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held on Friday, December 29, 2000, at 10:00 a.m., local time, at Cyberonics' offices located at 16511 Space Center Boulevard, Suite 600, Houston, Texas, for the following purposes:

          1. To elect seven directors to serve for the following year and until their successors are duly elected;

          2. To amend and restate the Cyberonics, Inc. 1997 Stock Plan to increase the number of Common Shares available for issuance under the plan by an aggregate of 900,000 Shares;

          3. To ratify the appointment of Arthur Andersen LLP as independent accountants of Cyberonics for the fiscal year ending June 30, 2001; and

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on November 16, 2000, are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a Proxy.

                                            Sincerely,

                                            ROBERT P. CUMMINS

                                            President and Chief Executive
                                            Officer

Houston, Texas
November 27, 2000

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY

                                CYBERONICS, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                               DECEMBER 29, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of Cyberonics, Inc. for the Annual Meeting of Stockholders to be held on Friday, December 29, 2000, at 10:00 a.m., local time, at Cyberonics' offices located at 16511 Space Center Boulevard, Suite 600, Houston, Texas, or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

     These Proxy solicitation materials were mailed on or about November 27, 2000 to all stockholders entitled to vote at the meeting.

RECORD DATE, OUTSTANDING SHARES

     Only stockholders of record at the close of business on November 16, 2000 (the "Record Date"), are entitled to receive notice of and to vote at the meeting. The outstanding voting securities of Cyberonics as of such date consisted of 18,642,753 shares of Common Stock, $.01 par value per share. For information regarding holders of more than 5% of the outstanding Common Stock, see "Election of Directors -- Securities Ownership of Certain Beneficial Owners and Management."

REVOCABILITY OF PROXIES

     The enclosed proxy is revocable at any time before its use by delivering to Cyberonics a written notice of revocation or a duly executed proxy bearing a later date. If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, he or she may elect to do so and thereby suspend the power of the proxy holders to vote his or her proxy.

VOTING AND SOLICITATION

     Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. In the election of directors, each stockholder will be entitled to vote for seven nominees and the seven nominees with the greatest number of votes will be elected.

     Cyberonics will bear the cost of soliciting proxies. We have retained the services of D.F. King & Co. to aid in the solicitation of proxies from bankers, bank nominees and other institutional owners (and beneficial owners of shares held by brokerage firms). We estimate that we will pay D.F. King & Co. a fee not to exceed $7,500 for its services and will reimburse D.F. King & Co. for certain out-of-pocket expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation personally or by telephone, telecopy or telegram.

QUORUM, ABSTENTIONS, BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders and will have the same effect as a vote against the proposals, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     In accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), proposals of stockholders of Cyberonics which are intended to be presented by such stockholders at our Annual Meeting for fiscal 2001 must be received by us no later than July 24, 2001 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

     The attached proxy card grants the proxy holder discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the 2001 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy related to that meeting, the stockholder must give notice to us in accordance with our Bylaws no later than August 31, 2001. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will not be allowed to use their discretionary voting authority when the proposal is raised at the 2001 Annual Meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL

     Seven directors are to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote all of the proxies received by them for the seven nominees named below. In the event that any of the nominees shall become unavailable, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until his successor has been elected and qualified.

VOTE REQUIRED

     The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the meeting and entitled to vote shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

     The names and certain information about Cyberonics' director nominees, including their ages is set forth below:

NAME                              AGE   POSITION
----                              ---   --------
Robert P. Cummins...............  46    President, Chief Executive Officer and Director
Reese S. Terry, Jr. ............  58    Chairman of the Board of Directors and Secretary
Stanley H. Appel, M.D. .........  67    Director
Tony Coelho.....................  58    Director
Thomas A. Duerden, Ph.D. .......  70    Director
Michael J. Strauss, M.D. .......  47    Director
Alan J. Olsen...................  53    Director

     Mr. Cummins became a director of Cyberonics in June 1988. He was appointed President and Chief Executive Officer of Cyberonics in September 1995. Until September 1995, he was also a general partner of

Vista Partners, L.P., a venture capital partnership which he joined in 1984, a general partner of Vista III Partners, L.P., a venture capital firm formed in 1986 and Vice President of Vista Ventures Inc., a venture capital advisory firm. Until July 1998, Mr. Cummins was also a director of Sigma Circuits Inc., a manufacturer of electronic interconnect products.

     Mr. Terry co-founded Cyberonics in December 1987 and served as a director and Chief Executive Officer of Cyberonics until February 1990, when he became Chairman of the Board and Executive Vice President. Mr. Terry has also served as Secretary of Cyberonics from its inception. Mr. Terry resigned from his position as Executive Vice President in February 2000. From 1976 to 1986, Mr. Terry held executive positions with Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and, most recently, as Vice President of Quality.

     Dr. Appel has been a director of Cyberonics since December 1996 and the chair of our Scientific Advisory Board since its formation in 1994. Since 1977, Dr. Appel has been Chairman of the Department of Neurology, Baylor College of Medicine.

     Mr. Coelho has been a director of Cyberonics since March 1997 and an independent business consultant since June 1998. From October 1996 to June 1998, Mr. Coelho was the Chairman and Chief Executive Officer of ETC w/tci, the Washington-based education, training and communications subsidiary of Tele-Communications, Inc. From January 1990 to September 1995, Mr. Coelho served as the President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc., an asset management firm, and from October 1989 to September 1995, he served as Managing Director of Wertheim Schroder and Co., an investment banking firm. Mr. Coelho served in the United States House of Representatives from California from 1979 to 1989, and served as House Majority Whip from 1986 to 1989. Mr. Coelho is also on the Board of Directors of Pinnacle Global Group, Inc., a public holding company, Service Corporation International, a funeral service corporation, and IFC Kaiser International, an engineering and project, construction, and program management service provider.

     Dr. Duerden has been a director of Cyberonics since March 1989 and an independent business consultant since January 1990. Since 1997, Dr. Duerden has been a director of PathSource, a privately held company which is consolidating formerly independent laboratories. From December 1988 through January 1990, Dr. Duerden served as Chairman of the Board and Chief Executive Officer of Tonometrics, Inc., a medical diagnostic device company. From 1979 through 1988, Dr. Duerden served as Chairman and Chief Executive Officer of Electro Biology, Inc., an orthopedic device company.

     Dr. Strauss has been a director of Cyberonics since March 1997. He is a physician entrepreneur whose professional career has focused on new medical technology and the boundary it shares with health services research, health policy and business. He currently serves as a senior consultant for Covance Health Economics and Outcomes Services Inc. (CHEOS), a consulting, outcomes research and services firm helping medical product manufacturers address economic, reimbursement and other market issues. Dr. Strauss was a founder and President of CHEOS and negotiated its sale to Corning Inc. He also is a member of the Medicare Coverage Advisory Committee (Health Care Financing Administration) and serves on the Board of Directors of Endocare, Inc., manufacturer of products for treating urological diseases, and Kaiser Permanente's Mid-Atlantic Permanente Medical Group.

     Mr. Olsen has been a director of Cyberonics since June 1999. He has over 25 years of medical device sales and marketing experience at Smith & Nephew Richards, Danek Medical and Sofamor Danek Group. He was founder and President of Danek Medical, a pioneer in the spinal fixation device market which later became part of Sofamor Danek Group. He served as a Director of Sofamor Danek Group from 1985 to 1993. He is currently an independent business consultant, which he has been for more than the past five years, and serves on the boards of several private and charitable organizations.

BOARD COMPOSITION

     Pursuant to a letter agreement dated March 28, 1997, the Clark Estates is entitled to designate one person whom it wishes to have appointed to serve on our Board of Directors. This right terminates in the event the Clark Estates ceases to own at least 600,000 of the aggregate of 901,408 shares of Common Stock purchased on such date by parties affiliated with the Clark Estates. To date, the Clark Estates has not exercised this right.

BOARD MEETINGS AND COMMITTEES

     Our Board of Directors held a total of eight meetings and acted by written consent one time during the fiscal year ended June 30, 2000. The Board has an Audit Committee and a Compensation Committee. There is no nominating committee or other committee performing a similar function.

     The Audit Committee, which consists of Michael J. Straus, M.D., Thomas A. Duerden and Alan J. Olsen, held four meetings during the fiscal year ended June 30, 2000. This Committee recommends engagement of our independent public accountants and is primarily responsible for approving the services performed by such accountants and for reviewing and evaluating our accounting principles and our system of internal accounting controls.

     The Compensation Committee, which consists of Tony Coelho and Stanley H. Appel, held two meetings and acted by written consent 38 times during the fiscal year ended June 30, 2000. This Committee establishes salary and incentive compensation of our executive officers and administers employee benefit plans.

     During the fiscal year ended June 30, 2000, all current directors attended at least 75 percent of the meetings of the Board of Directors and the number of meetings held by committees on which the director served, except Mr. Coelho who attended five meetings of the Board of Directors and two meetings of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (SEC). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received we believe that, for the fiscal year ended June 30, 2000, all Section 16(a) filing requirements applicable to our officers, directors and ten-percent stockholders were complied with, except as follows: Dr. Duffell did not file Form 4s for sales and purchases made by his wife from the period of September 1998 through April 2000; a Form 4 was filed in July 2000 to report these transactions; and Mr. Lunney did not file a Form 4 for the sale of shares in February 2000; a Form 5 was filed in September 2000 for this sale.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of August 31, 2000 certain information with respect to the beneficial ownership of our Common Stock (i) by each person known by us to own beneficially more than five percent of the outstanding shares of our Common Stock, (ii) by each of our directors, (iii) by each of the named executive officers and (iv) by all directors and executive officers as a group. Except as otherwise noted below, we are not aware of any agreements among our stockholders which relate to voting or investment of our shares of our Common Stock.

                                                                SHARES       PERCENTAGE OF
                                                             BENEFICIALLY     OUTSTANDING
NAME OF BENEFICIAL OWNER                                       OWNED(1)     SHARES OWNED(1)
------------------------                                     ------------   ---------------
Massachusetts Financial Services Co........................   1,323,795           7.1%
  500 Boylston Street, 15th Floor
  Boston, MA 20116
The Clark Estates(2).......................................   1,217,683           6.5%
  One Rockefeller Plaza, 31st Floor
  New York, NY 10020
RHO Management Partners, L.P...............................   1,214,166           6.5%
  152 West 57th Street, 23rd Floor
  New York, NY 10019
Reese S. Terry, Jr.(3).....................................     671,100           3.6%
Robert P. Cummins(4).......................................     656,235           3.4%
Pamela B. Westbrook(5).....................................      51,214         *
William H. Duffell, Jr., Ph.D.(6)..........................     139,083         *
Shawn P. Lunney(7).........................................     166,966         *
Richard P. Kuntz(8)........................................      22,500         *
Stanley H. Appel, M.D.(9)..................................     141,300         *
Thomas A. Duerden, Ph.D.(10)...............................      79,000         *
Tony Coelho(11)............................................      74,600         *
Michael J. Strauss, M.D.(12)...............................      55,000         *
Alan J. Olsen(13)..........................................      16,808         *
All executive officers and directors as a group (10
  persons)(14).............................................   2,073,806          10.5%

---------------

  *  Less than 1%

 (1) Based on total shares outstanding of 18,645,694 at August 31, 2000. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Pursuant to a letter agreement dated March 28, 1997, the Clark Estates is entitled to designate one person whom it wishes to have appointed to serve on our Board of Directors for as long as the Clark Estates retains at least 600,000 of the aggregate of 901,408 shares of Common Stock purchased on such date by parties affiliated with the Clark Estates. To date, the Clark Estates has not exercised this right.

 (3) Includes 116,500 shares held in trusts for the benefit of Mr. Terry's children of which Mr. Terry serves as trustee. Also includes 34,500 shares subject to options exercisable on or before October 30, 2000. Mr. Terry resigned from his position as Executive Vice President in February 2000.

 (4) Includes 10,000 shares held in trust for the benefit of Mr. Cummins' children of which Mr. Cummins serves as trustee. Also includes 417,285 shares subject to options exercisable on or before October 30, 2000.

 (5) Includes 50,001 shares subject to options exercisable on or before October 30, 2000.

 (6) Includes 59,002 shares subject to options exercisable on or before October 30, 2000. Dr. Duffell resigned from his position in August 2000.

 (7) Includes 161,166 shares subject to options exercisable on or before October 30, 2000.

 (8) Includes 22,500 shares subject to options exercisable on or before October 30, 2000.

 (9) Includes 97,500 shares subject to options exercisable on or before October 30, 2000.

(10) Includes 57,500 shares subject to options exercisable on or before October 30, 2000.

(11) Includes 67,500 shares subject to options exercisable on or before October 30, 2000.

(12) Includes 47,500 shares subject to options exercisable on or before October 30, 2000.

(13) Includes 13,333 shares subject to options exercisable on or before October 30, 2000.

(14) Includes 1,027,787 shares subject to options held by executive officers and directors, which options are exercisable on or before October 30, 2000, but does not include shares owned by Dr. Duffell. Also includes shares which may be determined to be beneficially owned by executive officers and directors. See Notes 3 through 13.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders, assuming reinvestment of all dividends, of our Common Stock since June 30, 1995 to the cumulative total return over such period of (i) the Standard & Poor's 500 Index and (ii) the Standard & Poor's Medical Products & Supplies Index. The graph assumes that $100 was invested on June 30, 1995 in our Common Stock and in each of the comparative indices. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

                              [PERFORMANCE GRAPH]

                                                  1995    1996    1997    1998    1999    2000
                                                  -----   -----   -----   -----   -----   -----
Cyberonics, Inc. ...............................  100.0   150.0   193.8   265.6   312.5   300.0
S&P 500.........................................  100.0   123.1   162.5   208.1   251.9   267.0
S&P Medical.....................................  100.0   129.9   170.4   226.1   267.2   288.5

EXECUTIVE COMPENSATION

     Summary Compensation Table.   The following table sets forth the
compensation paid by us for the year ended June 30, 2000 to the Chief Executive Officer and each of our other most highly compensated executive officers whose total compensation exceeded $100,000. These officers are referred to as the named executive officers:

                                                                                SECURITIES
                                                                                UNDERLYING
                                                                               OPTIONS (#)
                                                                               ------------
                                                                                LONG-TERM
                                           FISCAL   SALARY($)     BONUS($)     COMPENSATION    ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     ANNUAL     COMPENSATION      AWARDS      COMPENSATION
---------------------------                ------   ---------   ------------   ------------   ------------
Robert P. Cummins(1).....................   2000    $236,538      $170,335       100,000(2)     $   420(3)
  President and Chief                       1999     200,000        50,000       100,000            420(3)
  Executive Officer                         1998     200,000        56,000       250,000            253(3)
Reese S. Terry, Jr.(4)...................   2000    $ 96,115      $     --            --        $ 4,100(3)
  Chairman of the Board and Executive       1999     147,000        36,750            --          4,214(3)
  Vice President                            1998     147,000        41,160            --          4,114(3)
Pamela B. Westbrook......................   2000    $155,769      $ 40,335            --        $   347(3)
  Vice President, Finance &
     Administration                         1999     103,846        33,750       175,000            260(3)
  Chief Financial Officer                   1998          --            --            --             --
William H. Duffell, Jr., Ph.D(5).........   1999    $163,558      $     --            --        $   363(3)
  Vice President, Clinical and Regulatory   1999     157,500        39,375            --        $   363(3)
  Affairs                                   1998     157,500        44,100        51,235            257(3)
Shawn P. Lunney..........................   2000    $155,769      $  2,835            --        $   347(3)
  Vice President, Marketing                 1999     144,231        87,500(6)     25,000         25,294(3)(7)
                                            1998     125,000        37,500       104,750            126(3)
Richard P. Kuntz.........................   2000    $ 76,269      $ 32,835       150,000        $12,173(3)(8)
  Vice President, Manufacturing             1999          --            --            --             --
                                            1998          --            --            --             --

---------------

(1) Mr. Cummins became an executive officer of Cyberonics in fiscal 1996.

(2) Excludes a grant of options to purchase 450,000 shares of our common stock at $18.00 per share, which is contingent on stockholder approval of the amended and restated 1997 Stock Plan described under Proposal 2 herein. See "Compensation Committee Report and Proposal 2" below.

(3) Represents premiums paid for term life insurance (except as set forth below).

(4) Mr. Terry resigned from his position as Executive Vice President in February 2000.

(5) Mr. Duffell resigned from his position as Vice President in August 2000.

(6) During fiscal 1999, Mr. Lunney also performed the duties of Sales Area Director for which he earned an additional bonus of $50,000.

(7) Also includes $25,000 paid to Mr. Lunney for sales awards.

(8) Represents $173 for term life insurance and $12,000 for expenses paid to Mr. Kuntz associated with relocating to Houston.

     Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the year ended June 30, 1999 to each of the named executive officers:

INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------    POTENTIAL REALIZABLE
                                                      PERCENT OF                                    VALUE AT ASSUMED
                                        NUMBER OF    TOTAL OPTIONS                                ANNUAL RATES OF STOCK
                                        SECURITIES    GRANTED TO                                 PRICE APPRECIATION FOR
                                        UNDERLYING   EMPLOYEES IN                                   OPTION TERM($)(2)
                                         OPTIONS        FISCAL         EXERCISE     EXPIRATION   -----------------------
NAME                                    GRANTED(#)      YEAR(1)      PRICE($/SH)       DATE          5%          10%
----                                    ----------   -------------   ------------   ----------   ----------   ----------
Robert P. Cummins.....................   100,000(3)        8%          $ 18.00       6/9/2010    $1,132,010   $2,868,736
Reese S. Terry, Jr.(4)................        --          --                --             --            --           --
Pamela B. Westbrook...................        --          --                --             --            --           --
William H. Duffell, Jr., Ph.D.(5).....        --          --                --             --            --           --
Shawn P. Lunney.......................        --          --                --             --            --           --
Richard P. Kuntz......................   150,000          12%          $15.125       1/6/2010

---------------

(1) Total number of shares subject to options granted to employees in fiscal 2000 was 1,202,700, which number includes options granted to employee directors.

(2) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price growth.

(3) Excludes a grant of options to purchase 450,000 shares of our common stock at $18.00 per share, which is contingent on stockholder approval of the amended and restated 1997 Stock Plan described under Proposal 2 herein. See "Compensation Committee Report and Proposal 2" below.

(4) Mr. Terry resigned from his position as Executive Vice President in February 2000.

(5) Dr. Duffell resigned as Vice President in August 2000.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-end
Values. The following table sets forth, for each of the named executive officers, each officer's exercise of stock options during the fiscal year ended June 30, 2000 and the year-end value of unexercised options:

                                  SHARES                       NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                 ACQUIRED                       UNEXERCISED OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS AT
                                    ON            VALUE                    YEAR-END                       FISCAL YEAR-END
NAME                            EXERCISE(#)   REALIZED($)(1)   EXERCISABLE/UNEXERCISABLE(#)(2)    EXERCISABLE/UNEXERCISABLE($)(3)
----                            -----------   --------------   --------------------------------   -------------------------------
Robert P. Cummins(4)..........    121,050       $2,503,565             387,286/291,664                  $2,146,241/$300,000
Reese S. Terry, Jr.(5)........     10,000       $  206,875               34,500/10,000                       308,344/89,375
Pamela B. Westbrook...........     20,000       $  371,876              38,334/116,666                      263,546/802,079
William H. Duffell, Jr.,
  Ph.D.(6)....................     82,235       $1,223,202               55,669/23,333                           303,143/--
Shawn P. Lunney...............         --       $       --              156,167/49,583                    1,112,047/142,031
Richard P. Kuntz..............         --       $       --              12,500/137,500                                --/--

---------------

(1) Represents market value of underlying securities at date of exercise less option exercise price.

(2) Options generally vest over a four-year period such that 12.5% of the shares subject to the option vest on the six-month anniversary of the grant date, and 1/48 of the optioned shares vest each month thereafter until fully vested or five year periods and 1/60th of the optioned shares vest each month until fully vested.

(3) Market value of underlying securities at fiscal year-end ($12.00 per share) minus the exercise price.

(4) Excludes a grant of options to purchase 450,000 shares of our common stock at $18.00 per share, which is contingent on stockholder approval of the amended and restated 1997 Stock Plan described under Proposal 2 herein. See "Compensation Committee Report and Proposal 2" below.

(5) Mr. Terry resigned from his position as Executive Vice President in February 2000.

(6) Dr. Duffell resigned his position as Vice President in August 2000.

REPORT OF THE COMPENSATION COMMITTEE

     The following Report of the Compensation Committee of the Board of Directors (the "Compensation Committee") describes the compensation policies and rationale applicable to our executive officers with respect to the compensation paid to such executive officers for the year ended June 30, 2000.

     The Compensation Committee, consisting of Dr. Appel and Mr. Coelho, is responsible for establishing the compensation payable to our executive officers and for administering our stock plans.

  Compensation Policy

     Our executive compensation policies are designed to attract, retain and motivate the highly skilled executive officers upon whose performance we are dependent by providing compensation packages competitive with those provided by similarly situated companies with whom we compete for key employees. It is our policy that compensation of executive officers should include base compensation coupled with stock-based incentive opportunities and cash bonuses based on their level of responsibility. We do not contribute to any retirement programs on behalf of any employees. Compensation levels for all employees, including executive officers, are generally established for each fiscal year near the beginning of the fiscal year.

  Base Salaries

     Base salaries for all employees are generally set at levels that are viewed as competitive. The increase in annual base salaries for non-officer employees for fiscal 2000 were established by the Board of Directors in June 1999, and generally reflected increases of 4% over fiscal 1999 levels. With respect to officers, the Compensation Committee determined that the primary elements of officer compensation were to be base salaries together with bonus plan earnings and equity participation through options. No change was made to the salaries of the executive officers, except the Chief Executive Officer.

  Bonuses

     We generally establish target bonus levels for executive officers at the same time that annual salary levels are established for the fiscal year. For fiscal 2000, maximum bonus levels were set at 30% of base salary, the same level as fiscal 1999. Bonus payout is generally tied to a combination of company-wide and departmental performance goals. Based upon our performance during fiscal 2000, executive officers were paid an average of 65% of their potential bonuses.

  Stock Option Awards

     The Compensation Committee evaluated the grant of stock options in fiscal 2000 to officers in light of the responsibilities of the officers and their current stakes in our long-term success. No stock options were granted to officers, except the Chief Executive Officer and to new officers as an inducement to enter into employment with the Company.

  Compensation of Chief Executive Officer

     The Compensation Committee believes that the compensation of the Chief Executive Officer, Mr. Cummins, should be closely tied to the success of Cyberonics, and should provide Mr. Cummins with a stake in the future success of Cyberonics. Mr. Cummins' base salary was increased to an annual base salary of $300,000, which was effective in March 2000. He was awarded a bonus equal to 72% of his base salary, which represented 65% of the maximum bonus that could be paid.

     In February 2000, in connection with a comprehensive review of our executive compensation packages, the Board of Directors engaged the services of Towers Perrin, a management consulting firm, to conduct an independent compensation review, including a review of salary, bonus and stock option grants for our executive officers, including our Chief Executive Officer, as well as our Vice Presidents. Towers Perrin submitted its recommendations to the compensation committee in March 2000 and recommended increases in salary, bonus and stock option grants for Mr. Cummins and increases in salaries and bonuses for the Vice Presidents. The recommendations were based on Towers Perrin's survey of comparable high growth medical device and pharmaceutical companies. In March 2000, the Board of Directors approved an increase in the salary and bonus to be paid to Mr. Cummins as recommended by Towers Perrin. The salary was increased to $300,000 on an annual basis and Mr. Cummins is eligible for a bonus of up to 100% of salary. Each of these levels was consistent with the recommendations of Towers Perrin. A grant of additional options to Mr. Cummins was delayed pending the conclusion of preliminary discussions with Medtronic regarding a potential combination with us which had begun in mid-March. In May 2000, the Board of Directors was advised by US Bancorp Piper Jaffray, our financial advisor at that time, that Medtronic was not interested in continuing discussions concerning a potential combination. In June 2000, the Board of Directors resumed the compensation review and determined that additional stock option grants to Mr. Cummins were appropriate. Consistent with Towers Perrin's recommendation, options granted to Mr. Cummins included:
100,000 options approved and granted from the 1996 stock option plan at an exercise price of $18.00 per share and 450,000 options approved for grant subject to approval of the Amended and Restated 1997 Stock Plan described under Proposal 2 herein. The option grants were also consistent with the Towers Perrin's recommendation. All of these options have an exercise price of $18.00 per share. The closing price of Cyberonics' Common Stock the day before the approval of the grants to Mr. Cummins was $14.50.

                             COMPENSATION COMMITTEE
                             Stanley H. Appel, M.D.
                                  Tony Coehlo

BOARD COMPENSATION

     Directors do not receive any cash compensation for their services as members of the Board of Directors. Non-employee directors are eligible for discretionary option grants under our 1997 Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain of our stockholders, including Messrs. Cummins and Terry, Drs. Appel and Duffell and venture capital firms formerly affiliated with Mr. Cummins, are entitled to certain registration rights with respect to the Common Stock held by them.

     As of June 30, 1998, Rick L. Amos, formerly our Vice President, Sales owed us $100,000 under a loan for such amount provided to Mr. Amos in fiscal 1998 to cover certain relocation expenses. The loan bore interest at 8 1/2% per annum, and was secured by shares of our Common Stock held by or underlying options held by Mr. Amos. All principle and interest on the loan was paid in January 1999.

     Covance Health Economics and Outcomes Services, Inc. provides health care reimbursement consulting services to us. We paid to Covance $431,662, $693,844 and $511,459 for such services in fiscal 2000, 1999 and 1998, respectively. Dr. Strauss, one of our directors, was the Executive Vice President of Covance through 1999 and currently serves as a Senior Consultant for Covance.

     Our Bylaws provide that we are required to indemnify our officers and directors to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary, and that we are required to advance expenses to our officers and directors as incurred. Further, we have entered into indemnification agreements with our officers and directors. We believe that our charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     We believe that the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                                 PROPOSAL NO. 2

     In the Summer of 2000, the Compensation Committee of the Board of Directors conducted a review of the stock options held by the Company's executive officers and certain other senior employees. The Compensation Committee determined that it was appropriate to grant Mr. Cummins additional options as well as increase the size of the 1997 Stock Plan so that additional grants could be made to officers and employees in the future as appropriate to continue to provide them incentives to contribute to the success of the Company. Mr. Cummins was granted options to purchase 450,000 shares at an exercise price of $18.00 per share (see "Report of Compensation Committee"). This grant was contingent upon the approval by our stockholders of an amended stock plan. In addition, the Board of Directors determined that the Company needed to reserve an additional 450,000 shares of common stock for future grants. The original adoption of the 1997 Stock Plan authorized the issuance of options for a maximum of 1 million shares. The Amended and Restated Plan provides for an additional 900,000 shares, bringing the aggregate number of shares available for issuance under the Amended and Restated Plan to 1.9 million. The grant of the June 2000 Options is conditioned upon the stockholders approving the Amended and Restated 1997 Stock Plan (the "1997 Stock Plan"). In the event that the stockholders do not approve such plan, the options to purchase 450,000 shares of Common Stock granted to Mr. Cummins will be void. The Compensation Committee and the Board of Directors as a whole believes that approval of the 1997 Stock Plan is important to the Company and in the best interests of the stockholders.

     Section 162(m). In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended. Section 162(m) limits the Company's deduction in any one fiscal year for federal income tax purposes to $1,000,000 per person with respect to the Company's Chief Executive Officer and its four other highest paid executive officers who are employed on the last day of the fiscal year unless the compensation was not otherwise subject to the deduction limit. Grants under the 1997 Stock Plan will not be subject to the deduction limitation if the stockholders approve the 1997 Stock Plan, including the option grant limitations described below.

     The approval of the adoption of the 1997 Stock Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented, in person or by proxy, and voting at the Annual Meeting. No option or stock right granted with respect to shares added under the 1997 Stock Plan may be exercised prior to such shareholder approval, and in the event such shareholder approval is not obtained, such options and stock rights shall automatically terminate. THE COMPENSATION COMMITTEE AND THE BOARD OF DIRECTORS AS A WHOLE RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 1997 STOCK PLAN.

SUMMARY OF THE 1997 STOCK PLAN

     General. The purpose of the 1997 Stock Plan is to attract and retain the best available persons for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options granted under the 1997 Stock Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options. In addition, awards of, as well as rights to purchase, shares of the Company's common stock ("Stock Rights") may be granted under the 1997 Stock Plan.

     Administration. The 1997 Stock Plan may generally be administered by the Compensation Committee of the Board (the "Administrator"). Subject to the other provisions of the 1997 Stock Plan, the Board has the authority to (i) interpret the 1997 Stock Plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the 1997 Stock Plan; (iii) select the persons to whom options and Stock Rights are to be granted; (iv) determine the number of shares to be made subject to each option or Stock Right; (v) determine the fair market value; (vi) prescribe the terms and conditions of each option or Stock Right; (vii) authorize any person to execute, on behalf of the Company, any instrument required to effect the grant of an option or Stock Right; and (viii) take any other actions deemed necessary or advisable for the administration of the 1997 Stock Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options and Stock Rights and on all persons deriving their rights therefrom.

     Eligibility, Limitations. Non-statutory stock options and Stock Rights may be granted under the 1997 Stock Plan to employees, directors and consultants of the Company or any parent or subsidiary of the Company. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary of the Company.

     As discussed above, Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options granted to such persons, the 1997 Stock Plan provides that no employee may be granted, in any fiscal year of the Company, options to purchase more than 500,000 shares of common stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options to purchase up to an additional 250,000 shares of common stock.

     Terms and Conditions of Options. Each option granted under the 1997 Stock Plan is evidenced by a written stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, the exercise of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted. The exercise price of a non-statutory stock option may be determined by the Administrator, but shall not be less than 100% of the fair market value per share on the date of the grant. The exercise price of a non-statutory stock option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code may not be less than 100% of the fair market value of the common stock on the date of grant.

          (b) Exercise of Option. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option.

          (c) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 1997 Stock Plan permits payment to be made by cash, check, promissory note, other shares of common stock of the Company (with some restrictions), cashless-broker exercise, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

          (d) Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. In the case of a non-statutory stock option, if the Option Agreement does not provide for a term, such term shall be ten years from the date of the grant. No option may be exercised after the expiration of its term.

          (e) Termination of Employment. If an optionee's employment, directorship or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the 1997 Stock Plan expire on the earlier of: (i) the date set forth in his or her notice of grant or stock option agreement (but in the absence of a specified time in the option agreement, three months following the optionee's termination); or (ii) the expiration of the option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before its termination.

          (f) Permanent Disability. If an optionee's employment, directorship or consulting relationship terminates as a result of permanent and total disability (as defined in the Code), then all options held by such optionee under the 1997 Stock Plan will generally expire on the earlier of: (i) the date set forth in his or her notice of grant or stock option agreement (but in the absence of a specified time in the option agreement, three months following the optionee's termination); or (ii) the expiration of the option. Unless otherwise provided in the grant, options granted after the date the 1997 Stock Plan is approved shall fully vest upon the optionee's disability.

          (g) Death. If an optionee's employment, directorship or consulting relationship terminates as a result of death (as defined in the Code), then all options held by such optionee under the 1997 Stock Plan will generally expire on the earlier of: (i) the date set forth in his or her notice of grant or stock option agreement (but in the absence of a specified time in the option agreement, twelve months following the optionee's termination); or (ii) the expiration of the option. The optionee or, if applicable, the executor or other legal representative of the optionee's estate may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment. Unless otherwise provided in the grant, options granted after the date the 1997 Stock Plan is approved shall fully vest upon the optionee's death.

          (h) Nontransferability of Options. Unless expressly permitted by the Administrator, options granted under the 1997 Stock Plan generally are not transferable other than by will or the laws of descent and distribution, and generally may be exercised during the optionee's lifetime only by the optionee. In no event may an incentive stock option be transferable in a manner that would cause such option to cease to be an incentive stock option.

          (i) Value Limitation. If the aggregate fair market value of all shares of common stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess portion of such option will be treated as a non-statutory stock option.

          (j) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1997 Stock Plan as may be determined by the Administrator.

     Stock Rights. A Stock Right may award the recipient common stock or may give the recipient the right to purchase common stock. Shares received or purchased pursuant to a Stock Right are subject to a restricted stock agreement between the Company and the recipient. Unless the Administrator determines otherwise, the restricted stock agreement shall give the Company a reacquisition option exercisable upon the voluntary or involuntary termination of the recipient's employment or consulting relationship with the Company for any reason (including death and disability). The acquisition price for any shares reacquired by the Company shall be determined by the Administrator at the time the shares are acquired pursuant to the Restricted Stock Agreement. The reacquisition option lapses at a rate determined by the Administrator. A Stock Right and the stock acquired pursuant thereto (while restricted) is generally nontransferable other than by will or the laws of descent and distribution.

     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar changes in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 1997 Stock Plan, the number and class of shares of stock subject to any option or Stock Right outstanding under the 1997 Stock Plan, and the exercise price of any such award.

     In connection with any change of control of the Company, the optionee shall fully vest in and have the right to exercise the optionee's options or Stock Rights as to all of the optioned stock, and any restrictions shall lapse with respect to any unreleased restricted stock. In such event, the Administrator shall notify the optionee that the option or Stock Right is fully vested and exercisable for fifteen (15) days from the date of such notice, that the option or Stock Purchase Right shall terminate upon expiration of such period, and that restrictions have been released on restricted shares. A change of control is defined to include certain mergers, reorganizations, consolidations, asset sales, or the acquisition of more than fifty percent (50%) of the

Company by any person or certain changes in the composition of the Board of Directors. In addition, the Committee of directors, with the approval of a majority of the Incumbent Directors, may provide that all options and Stock Rights not exercised immediately prior to a change of control shall: (i) terminate on such change of control; (ii) be assumed by the successor in any such merger or corporate transaction; or (iii) be surrendered in exchange for equivalent substitution options or awards from the successor (or parent thereof).

     Amendment and Termination of the 1997 Stock Plan. The Board may amend, alter, suspend or terminate the 1997 Stock Plan, or any part thereof, at any time and for any reason. No such action by the Board or stockholders may alter or impair any option or Stock Right previously granted under the 1997 Stock Plan without the written consent of the optionee/recipient. Unless terminated earlier, the 1997 Stock Plan will terminate ten years from the date of its approval by the stockholders or the Board, whichever is earlier.

     No Enhancement of Outstanding Options. Notwithstanding anything in the 1997 Stock Plan to the contrary, there shall be no modification to any option that is outstanding prior to the date of the Amendment and Restatement.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not generally recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Non-Statutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a non-statutory stock option. Upon exercise, the optionee recognizes ordinary income generally equal to the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon the exercise of a Non-Statutory Stock Option may apply if the optionee is an officer, director, or 10% stockholder of the Company.

     Stock Rights. Restricted stock is generally acquired pursuant to Stock Rights. At the time of acquisition, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the recipient will not generally recognize ordinary income at the time of acquisition. Instead, the recipient will recognize ordinary income on the dates when the stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to reacquire the stock upon the recipient's termination of employment with the Company. At such times, the recipient will recognize ordinary income measured as the difference between the purchase price (if any) and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of acquisition his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period, by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% stockholder of the Company.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS, AND UPON RECIPIENTS OF STOCK RIGHTS, UNDER THE 1997 STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S, DIRECTOR'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE, DIRECTOR OR CONSULTANT MAY RESIDE.

VOTE REQUIRED

     At the Annual Meeting, the stockholders are being asked to approve the amendment and restatement to the 1997 Stock Plan. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting will be required to approve the adoption of the 1997 Stock Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPANY'S 1997 STOCK PLAN.

                                 PROPOSAL NO. 3

        PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent accountants, to audit the books, records and accounts of Cyberonics for the current fiscal year ending June 30, 2001. Arthur Andersen LLP has audited Cyberonics' financial statements since the fiscal year ended June 30, 1988.

     A representative of Arthur Andersen LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of our Common Stock represented and voting at the meeting will be required to approve and ratify the Board of Directors' selection of Arthur Andersen LLP. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL AND RATIFICATION OF SUCH SELECTION. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

                                 OTHER MATTERS

     Management does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgement.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            REESE S. TERRY, JR.

                                            Secretary

                                   DETACH HERE

           This Proxy is solicited on behalf of the Board of Directors

                                CYBERONICS, INC.

               ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 29, 2000

The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders, and hereby appoints Robert P. Cummins and Pamela B. Westbrook, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on December 29, 2000, at 10:00 a.m., local time, at the Cyberonics' offices located at 16511 Space Center Boulevard, Suite 600, Houston, Texas, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.


-------------                                                  ------------
 SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
   SIDE                                                           SIDE
-------------                                                  ------------

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of Directors, FOR the amendment and restatement of the Cyberonics, Inc. 1997 Stock Plan to increase the number of Common Shares available for issuance under the plan by an aggregate of 900,000 Shares, FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants, and as said proxies deem advisable on such other matters as may come before the meeting.

1. Election Of Directors
   NOMINEES: (01) Robert P. Cummins, (02) Reese S. Terry, Jr., (03) Thomas A. Duerden, Ph.D., (04) Stanley H. Appel, M.D., (05) Tony Coelho, (06) Michael
   J. Strauss, M.D. and (07) Alan J. Olsen

                FOR                            WITHHELD
                ALL    [  ]               [  ] FROM ALL
              NOMINEES                         NOMINEES


[  ]
     ---------------------------------------
     For all nominees except as noted above

2. Proposal to amend and restate the Cyberonics, Inc. 1997 Stock Plan to increase the number of Common Shares available for issuance under the plan by an aggregate of 900,000 Shares.

                 FOR        AGAINST      ABSTAIN
                [  ]          [  ]        [  ]

3. Proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 2001 fiscal year.

                 FOR        AGAINST      ABSTAIN
                [  ]          [  ]        [  ]

and upon such other matter or matters which may properly come before the meeting or any adjournment thereof.

                                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT [ ]
                                    LEFT


                                    (This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If the shares are held by joint tenants or as community property, both should sign.)

Signature:
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Date:
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Signature:
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Date:
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